Exhibit 99.1

NEWS RELEASE

For Release:

7:00 a.m., Tuesday, April 15, 2003

Contact:

Richard Humphrey, 212-834-1201

rhumphrey@greenpoint.com

GreenPoint’s First Quarter Net Up 11% to $1.47

New York, April 15—GreenPoint Financial Corp. (NYSE: GPT) today reported record earnings per diluted share from continuing operations of $1.47, an increase of 11% over the first quarter of 2002. Net income from continuing operations was $126.9 million.

Highlights of the Quarter:

(continuing operations)

	Current Quarter	Change vs. Prior Year
• EPS:	$1.47	+11%
• ROA:	2.40%
• ROE:	26.5%

• Core deposits (billions):	$7.2	+38%
• Mortgage production (billions):	$9.3	+45%
• Net charge-offs
• ($ millions):	$0.3	$(0.1)
• percent, annualized, of average mortgage loans held for investment:	0.01%

“GreenPoint’s record results for the first quarter were based on the strength and complementary nature of our mortgage and retail banking businesses. Retail banking continued to achieve strong growth in core deposits. The decline in interest rates led to a reduced net interest margin on those deposits, but that margin decline was more than offset by a substantial increase in mortgage banking revenues,” said Thomas S. Johnson, Chairman and Chief Executive Officer.

“Our retail banking initiatives led to a 10% growth in core deposits and a 7% growth in fee income over the fourth quarter of 2002. After opening seven new branches in 2002, we opened two additional branches in the first quarter. Our de novo branching and small business banking programs continue to meet with tremendous early success,” continued Mr. Johnson.

“Supported by low interest rates, we achieved mortgage production of $9.3 billion of exclusively “A” quality loans in the first quarter. I was particularly gratified by the 289 basis point sale margin on our specialty Alt A loans. In addition,” Mr. Johnson concluded, “the credit quality of our held-for-investment mortgage portfolio remains very strong.”

Retail Deposits

Core deposits grew 38% to $7.2 billion at March 31, 2003 from $5.2 billion at the end of March 2002, and 10% from $6.5 billion at the end of 2002. The growth resulted from the continued success of GreenPoint’s sales culture, checking programs, small business banking initiative, and de novo branching program. Of the total 18 de novo branches currently planned, GreenPoint opened seven from September through December, 2002 and two in the first quarter of 2003. The remaining nine are expected to open by the end of the year. Core deposits in the new branches totaled $254 million at the end of the quarter.

Loan Originations

Mortgage production for the first quarter was $9.3 billion, up 45% over the $6.4 billion in the comparable period a year ago, and down from $9.9 billion in the fourth quarter of 2002. Specialty loan originations were $2.8 billion in the first quarter of 2003 compared to $2.2 billion a year ago and $3.3 billion in the fourth quarter.

A total of $8.8 billion of loans were sold in the secondary market as whole loans with no credit recourse to GreenPoint. Approximately $1 billion of loans were sold from the mortgage company to the Bank’s held-for-investment portfolio, representing 10% of total loans sold during the quarter. The average FICO score of all loans originated during the quarter was 715.

Gain on sale of mortgages was $124 million, an increase of 38% over the first quarter of 2002 and 13% over the fourth quarter.

The average sale margin for specialty loans was 289 basis points, up from 240 basis points in the fourth quarter and consistent with the first three quarters of 2002. The average sale margin for all loans sold during the quarter was 141 basis points, up from 120 basis points in the fourth quarter.

The period end pipeline was $9.0 billion compared to $5.9 billion a year ago and $7.9 billion at the end of the fourth quarter.

Asset Quality

Asset quality of the on-balance sheet mortgage portfolio remained strong. The average FICO score of loans in the portfolio was 711, placing them solidly in the “A” quality category, and the average loan-to-value ratio was 64% of the original appraised value of the properties. Non-performing loans held for investment remained stable at $161 million compared to $164 million at the end of the first quarter of 2002 and $160 million at the end of 2002. They represented 1.67% of loans held for investment, the same as March 31 a year ago, and up slightly from the 1.61% at the end of the fourth quarter. Mortgage loan charge-offs for the first quarter, which equaled the provision for loan loss, were $0.3 million, compared to $0.4 million in the first quarter a year ago and $0.9 million in the fourth quarter.

Non-performing loans held for sale are delinquent loans in the mortgage warehouse that mostly have been acquired as repurchases under representation and warranty commitments. These loans increased to $94 million at the end of the first quarter, up from $66 million at the end of 2002. This increase has resulted from the substantial growth in loans sold over the past two years. GreenPoint maintains a valuation reserve through which the value of these loans is adjusted to the estimated fair value.

Net Interest Income

Net interest income on a tax equivalent basis was $176 million compared to $183 million for the first quarter of 2002 and $192 million for the fourth quarter. The comparison with the fourth quarter was impacted by a $1.3 billion drop in average earning assets. Overall asset levels were not replenished given the low interest rate environment during the quarter. Low reinvestment rates also led to a 13 basis point compression in the net interest margin.

Non-Interest Income

Non-interest income in the first quarter was $149 million compared to $112 million a year ago and $134 million in the fourth quarter. The increase versus last year and the fourth quarter was principally the result of increases in the net gain on sale of mortgage loans, $34 million versus the year ago period and $14 million compared to the fourth quarter. Banking services fees and commissions rose $2 million and $1 million compared with the year-ago and preceding quarters, respectively.

Whole Loan Sales

During the first quarter, the gain on whole loan mortgage sales was $123 million on volume of $8.8 billion, compared to a gain of $86 million on volume of $5.5 billion in the first quarter of 2002 and $109 million on volume of $9.0 billion in the fourth quarter. The average sale margin of 141 basis points was up 21 basis points over the fourth quarter, largely as a result of a 49 basis point increase in the average sale margin for specialty loans.

Non-Interest Expense

Total non-interest expense was $121 million, up from $100 million in the first quarter of 2002 and down from $123 million in the fourth quarter. The increase versus a year ago was primarily volume related. This included increased salary and benefit expense arising from incentive compensation that reflected strong growth in both businesses.

Capital Management

During the first quarter, the Company repurchased 2.9 million shares of its common stock at an average price of $43.78. There are approximately 4.8 million shares remaining in the current repurchase authorization.

Discontinued Business

Net income from the discontinued manufactured housing business in the first quarter was $0.3 million, less than $0.01 per diluted share.

Reported income reflects differences in operating results relative to the operating plan which was established at the time the decision was made to exit manufactured housing lending and which is updated each quarter. The securitized manufactured housing loans continue to perform within the assumptions established in December, 2001.

Basis of Presentation

In conjunction with the previously announced decision to exit the manufactured housing business, current and comparative prior period income statements present the results of continuing operations and the discontinued business separately. The balance sheet is a consolidation of continuing operations and the discontinued business. All supporting tables are presented for continuing operations only with the exception of the per share data and capital ratios included in Table 7 which are presented for the combined operations.

Live Broadcast of Investor Conference Call

GreenPoint will host an investor conference call and will broadcast the call live via the internet. The call will take place at 10:00 a.m. (EST) on Tuesday, April 15th and will be hosted by Jeffrey R. Leeds, Executive Vice President and Chief Financial Officer.

For instructions on how to listen to the broadcast, please log on to GreenPoint’s web site at www.greenpoint.com and click on the banner at the bottom of the home page. Requirements for access to the internet broadcast are a modem of at least 14.4Kbps and RealPlayer Audio. RealPlayer Audio can be downloaded at no charge from www.real.com/products/player/index.html. Please allow adequate time to be connected to the broadcast.

The broadcast will be archived on GreenPoint’s web site two hours following the completion of the call and can be accessed at any time during the following two weeks at the Investor Relations section of the site.

GreenPoint Financial Corp.

GreenPoint Financial Corp. (NYSE: GPT), www.greenpoint.com, a $22 billion asset bank holding company, is among the most profitable of the 50 largest banking companies in the country. GreenPoint’s businesses, a national mortgage business and a New York retail bank, are complementary to each other and therefore reduce the cyclical nature of earnings growth inherent in the financial services industry.

GreenPoint Mortgage, with annual originations of more than $25 billion, originates a wide variety of exclusively “A” quality loans, including agency qualifying loans and Jumbo A loans, and specializes in Alternative A mortgages. “Alt A” borrowers meet Fannie Mae and Freddie Mac standards for credit score, but want flexibility beyond agency guidelines for documentation requirements, property type, debt ratio or loan-to-value ratio, and are willing to pay a premium for that flexibility. GreenPoint’s “Alt A” loan charge-off experience is comparable to conventional Fannie Mae and Freddie Mac loans.

GreenPoint Bank, a New York State chartered savings bank, is the second largest thrift depository in the Greater New York area with $12 billion in deposits in 84 branches serving more than 400,000 households.

This Earnings Release contains certain forward-looking statements, which are based on management’s current expectations. These forward-looking statements include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to earnings growth; revenue growth; origination volume in the Company’s mortgage business; non-interest income levels, including fees from product sales; credit performance on loans made by the Company; tangible capital generation; margins on sales or securitizations of loans; market share; expense levels; results from new business initiatives in the retail banking business; and other business operations and strategies. For these statements, GreenPoint claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to acquisitions, divestitures and terminating business segments, including related integration and restructuring activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels and gain on sale results in the Company’s mortgage business; the level of defaults, losses and prepayments on loans made by the Company, whether held in portfolio, sold in the whole loan secondary markets or securitized, which can materially affect charge-off levels, required loan loss reserve levels and the Company’s periodic valuation of its retained interests from securitizations; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets, which can adversely affect the ability of the Company to sell or securitize loan originations on a timely basis or at prices which are acceptable to the Company; actions by rating agencies and the effects of these actions on the Company’s businesses, operations and funding requirements; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services; and the risk factors or other uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors section included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 28, 2003. The forward-looking statements are made as of the date of this Release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

###

GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES

Table 1—Consolidated Statements of Financial Condition

(Unaudited)

	March 31, 2003	Dec. 31, 2002	March 31, 2002
Assets	(In millions)
Cash and due from banks	$274	$277	$189
Money market investments	33	92	68

Total cash and cash equivalents	307	369	257

Securities:
Securities available for sale	5,720	4,093	5,055
Retained interests in securitizations	78	108	126
Federal Home Loan Bank of New York stock	240	300	215
Securities held to maturity	3	3	2

Total securities	6,041	4,504	5,398

Loans receivable held for sale	5,042	5,595	4,274
Loans held for investment, net	9,607	9,901	9,809
Other interest-earning assets	140	141	140
Servicing assets	109	117	112
Goodwill	395	395	395
Other assets	758	792	687

Total assets	$22,399	$21,814	$21,072

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Core deposits	$7,154	$6,487	$5,171
Term certificates of deposit	5,053	5,309	5,656

Total deposits	12,207	11,796	10,827

Borrowings:
Securities sold under agreements to repurchase	2,100	2,000	2,149
Other short term borrowings	740	285	893
Federal Home Loan Bank advances	4,200	4,600	3,600
Senior bank notes	—	—	134
Subordinated bank notes	150	150	150
Long term debt	200	200	200

Total borrowings	7,390	7,235	7,126

Mortgagors’ escrow	76	68	104
Liability under recourse exposure	290	301	400
Other liabilities	533	490	864

Total liabilities	20,496	19,890	19,321

Stockholders’ equity:
Common stock	1	1	1
Additional paid-in capital (A)	824	818	791
Retained earnings	1,664	1,563	1,248
Accumulated other comprehensive income (loss), net	15	24	(9)
Treasury stock, at cost	(601)	(482)	(280)

Total stockholders’ equity	1,903	1,924	1,751

Total liabilities and stockholders’ equity	$22,399	$21,814	$21,072

Note (A): Net of ESOP and stock plans unallocated/unearned shares.

GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES

Table 2—Consolidated Statements of Operations

(Unaudited)

	Quarter Ended
	March 31, 2003	Dec. 31, 2002	March 31, 2002

	(In millions, except per share amounts)

Interest income	$298.3	$330.5	$317.6
Interest expense	123.5	138.7	138.2

Net interest income	174.8	191.8	179.4
Provision for loan losses	(0.3)	(0.9)	(0.4)

Net interest income after provision for loan losses	174.5	190.9	179.0

Non-interest income:
Fees, commissions and other income:
Loan servicing fees	5.8	5.8	5.2
Banking services fees and commissions	14.5	13.5	12.6
Other	3.4	2.7	2.6

Total fees, commissions and other income	23.7	22.0	20.4
Net gain on sales of mortgage loans	124.3	110.1	90.0
Change in valuation of retained interests	(0.7)	(1.5)	—
Net gain on sales of securities	1.2	3.2	1.8

Total non-interest income	148.5	133.8	112.2

Non-interest expense:
Salaries and benefits	61.6	59.9	49.3
Employee Stock Ownership and stock plans expense	6.1	6.9	6.0
Net expense of premises and equipment	20.9	18.5	18.0
Advertising	4.4	4.4	2.9
Federal deposit insurance premiums	0.5	0.5	0.5
Other administrative expenses	27.1	32.8	24.0

Total general and administrative expenses	120.6	123.0	100.7
Other real estate owned operating expense (income), net	0.2	(0.5)	(0.5)

Total non-interest expense	120.8	122.5	100.2

Income from continuing operations before income taxes	202.2	202.2	191.0
Income taxes related to earnings from continuing operations	75.3	73.6	70.5

Net income from continuing operations	126.9	128.6	120.5

Discontinued operations:
Net income from disposal of discontinued business	0.3	3.3	1.5

Net income from discontinued operations	0.3	3.3	1.5

Net income	$127.2	$131.9	$122.0

Diluted earnings per share:
Net income from continuing operations	$1.47	$1.46	$1.32
Net income from discontinued operations	—	0.04	0.01

Net income	$1.47	$1.50	$1.33

Dividends declared per share	$0.31	$0.25	$0.25

GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES

Table 3—Supplemental Performance Measurements—Cash Earnings

—Continuing Operations

(Unaudited)

Cash earnings is a non-GAAP measurement that is defined as net income from continuing operations less a non-cash charge related to the Employee Stock Ownership Plan. This non-cash expense, unlike GreenPoint’s other expenses, do not reduce GreenPoint’s tangible capital, thereby enabling the Company to increase shareholder value through the growth of earning assets, increases in cash dividends and additional repurchases of the Company’s stock.

	Quarter Ended
	March 31, 2003	Dec. 31, 2002	March 31, 2002
	(In millions, except per share amounts)

Net income from continuing operations	$126.9	$128.6	$120.5
Add back:
Employee stock plans expense	6.1	6.9	6.0

Cash earnings from continuing operations	$133.0	$135.5	$126.5

Diluted earnings per share from continuing operations	$1.47	$1.46	$1.32
Effect of employee stock plans expense	0.07	0.08	0.06

Cash earnings per share	$1.54	$1.54	$1.38

GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES

Table 4—Average Consolidated Balance Sheets, Interest and Rates—Continuing Operations

(Unaudited)

	Quarter Ended
	March 31, 2003			December 31, 2002
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Taxable-equivalent interest and rates, dollars in millions)
Assets:
Interest-earning assets:
Mortgage loans held for investment	$9,749	$166.3	6.82%	$10,034	$174.1	6.94%
Other loans	20	0.4	7.71	20	0.4	7.87
Loans held for sale	5,093	75.9	5.96	6,280	97.5	6.21
Securities	4,835	53.3	4.42	4,673	56.1	4.79
Other interest-earning assets	340	4.0	4.74	330	2.8	3.47

Total interest-earning assets	20,037	$299.9	5.99	21,337	$330.9	6.21
Non-interest earning assets	1,132			1,277

Total assets	$21,169			$22,614

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Savings	$1,359	$3.0	0.90	$1,318	$4.3	1.28
Demand deposits and N.O.W.	2,016	7.7	1.54	1,753	6.9	1.57
Money market and variable rate savings	3,378	12.9	1.55	3,229	14.9	1.83

Total core deposits	6,753	23.6	1.42	6,300	26.1	1.64
Term certificates of deposit	5,148	39.1	3.08	5,326	42.1	3.14

Total deposits	11,901	62.7	2.14	11,626	68.2	2.33
Mortgagors’ escrow	64	0.3	1.74	78	0.4	2.06
Borrowed funds	6,665	52.4	3.15	8,316	62.0	2.92
Subordinated bank notes	150	3.5	9.36	150	3.5	9.36
Guaranteed preferred interest in Company’s junior subordinated debentures	200	4.6	9.16	200	4.6	9.16

Total interest-bearing liabilities	18,980	123.5	2.62	20,370	138.7	2.69
Other liabilities	275			342

Total liabilities	19,255			20,712
Stockholders’ equity	1,914			1,902

Total liabilities and stockholders’ equity	$21,169			$22,614

Net interest income / interest rate spread		$176.4	3.37%		$192.2	3.52%

Net interest-earning assets / net interest margin	$1,057		3.51%	$967		3.64%

Ratio of interest-earning assets to interest-bearing liabilities	1.06 x			1.05 x

GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES

Table 4—Average Consolidated Balance Sheets, Interest and Rates—Continuing Operations

(Continued)

(Unaudited)

	Quarter Ended
	March 31, 2003			March 31, 2002
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Taxable-equivalent interest and rates, dollars in millions)
Assets:
Interest-earning assets:
Mortgage loans held for investment	$9,749	$166.3	6.82%	$10,179	$194.4	7.64%
Other loans	20	0.4	7.71	20	0.4	8.48
Loans held for sale	5,093	75.9	5.96	3,554	59.3	6.77
Securities	4,835	53.3	4.42	4,033	57.5	5.71
Other interest-earning assets	340	4.0	4.74	314	9.2	11.86

Total interest-earning assets	20,037	$299.9	5.99	18,100	$320.8	7.11
Non-interest earning assets	1,132			1,087

Total assets	$21,169			$19,187

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Savings	$1,359	$3.0	0.90	$1,244	$4.5	1.47
Demand deposits and N.O.W.	2,016	7.7	1.54	678	0.7	0.47
Money market and variable rate savings	3,378	12.9	1.55	3,094	15.2	1.99

Total core deposits	6,753	23.6	1.42	5,016	20.4	1.65
Term certificates of deposit	5,148	39.1	3.08	5,728	58.1	4.11

Total deposits	11,901	62.7	2.14	10,744	78.5	2.96
Mortgagors’ escrow	64	0.3	1.74	84	0.4	1.78
Borrowed funds	6,665	52.4	3.15	5,946	48.9	3.30
Senior bank notes	—	—	—	134	2.3	6.73
Subordinated bank notes	150	3.5	9.36	150	3.5	9.36
Guaranteed preferred interest in Company’s junior subordinated debentures	200	4.6	9.16	200	4.6	9.16

Total interest-bearing liabilities	18,980	123.5	2.62	17,258	138.2	3.23
Other liabilities	275			177

Total liabilities	19,255			17,435
Stockholders’ equity	1,914			1,752

Total liabilities and stockholders’ equity	$21,169			$19,187

Net interest income / interest rate spread		176.4	3.37%		182.6	3.88%

Net interest-earning assets / net interest margin	1,057		3.51%	842		4.03%

Ratio of interest-earning assets to interest-bearing liabilities	1.06x			1.05x

GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES

Table 5—Mortgage Loan Origination and Disposition—Continuing Operations

(Unaudited)

	Quarter Ended
	March 31, 2003	December 31, 2002	March 31, 2002
	(In millions)
Comparative Mortgage Loan Volumes
Total applications received	$18,389	$17,643	$12,036

Total loans originated:
Specialty products(1)	$2,760	$3,278	$2,191
Home equity/Seconds	528	436	618
Agency/Jumbo	6,040	6,181	3,625

Total loans originated	$9,328	$9,895	$6,434

Pipeline	$8,997	$7,881	$5,931

Loans held for sale	$5,042	$5,595	$4,175

	Quarter Ended
	March 31, 2003	December 31, 2002	March 31, 2002
	(In millions)
Mortgage Loans Sold and Average Margins
Whole loan sales:
Loans sold	$8,802	$9,040	$5,454
Gain on sale	$123	$109	$86
Average margin	1.41%	1.20%	1.58%
Average margin by product type:
Specialty products(1)	2.89%	2.40%	2.98%
Home Equity/Seconds	1.23%	0.91%	1.70%
Agency/Jumbo	0.69%	0.70%	0.70%
Securitizations(2):
Loans securitized	$34	$38	$163
Gain on sale	$1	$1	$4
Average margin	1.59%	3.78%	2.32%

(1)	Specialty products include: Alt A, No Doc and A minus programs.
(2)	Includes draws from prior period securitizations.

GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES

Table 6—Credit Quality and Performance—Continuing Operations

(Unaudited)

	March 31, 2003	Dec. 31, 2002	March 31, 2002
Non-performing Assets:	(In millions)
Non-accruing loans:
Loans held for investment	$161	$160	$164
Loans held for sale	94	66	33

Total non-accruing loans	255	226	197
Other real estate owned	21	17	10

Total non-performing assets	$276	$243	$207

Non-accruing loans held for investment to mortgage loans held for investment	1.67%	1.61%	1.67%

Non-accruing loans held for sale to mortgage loans held for sale	1.87%	1.18%	0.78%

Non-performing assets to total assets	1.23%	1.12%	0.98%

	Quarter Ended
	March 31, 2003	Dec. 31, 2002	March 31, 2002
Loan Provision and Charge-offs:	(In millions)
Provision for loan losses	$0.3	$0.9	$0.4

Residential mortgage charge-offs	$(0.3)	$(0.9)	$(0.4)

Allowance for loan losses	$75	$75	$75

Allowance for loan losses as a percentage of mortgage loans held for investment	0.78%	0.75%	0.76%

GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES

Table 7—Selected Financial Ratios and Other Data

(Unaudited)

	Quarter Ended
	March 31, 2003		Dec. 31, 2002		March 31, 2002
Performance Ratios from Continuing Operations (Annualized):
Cash earnings return on average assets(1)	2.51%		2.40%		2.64%
Cash earnings return on average equity(1)	27.80%		28.50%		28.87%
Return on average assets	2.40%		2.28%		2.51%
Return on average equity	26.52%		27.05%		27.50%
Net interest margin	3.51%		3.64%		4.03%
Net interest spread	3.37%		3.52%		3.88%
General and administrative expense to average assets	2.28%		2.17%		2.10%
Net interest income to general and administrative expenses	1.45	x	1.57	x	1.78	x
Efficiency ratio(2)	37.3%		37.6%		34.5%
Average interest-earning assets to average interest-bearing liabilities	1.06	x	1.05	x	1.05	x

(1)	Excludes ESOP expense.
(2)	Total general and administrative expenses as a percentage of net interest income and non-interest income.

	March 31, 2003	Dec. 31, 2002	March 31, 2002
	(In thousands, except per share amounts)
Share Data:
Book value per common share	$22.50	$22.07	$19.15
Tangible book value per common share	$17.83	$17.53	$14.82
Period end shares used to calculate per share data	84,586	87,177	91,372
Average shares used to calculate diluted earnings per share	86,218	88,158	91,346
Total shares outstanding (shares issued less treasury stock purchased)	93,694	96,308	100,119

	March 31, 2003	Dec. 31, 2002	March 31, 2002
Capital Ratios(3):
Regulatory:
Company(4):
Leverage capital	7.97%	7.51%	7.82%
Risk-based capital:
Tier 1	11.53%	11.43%	11.42%
Total	13.08%	12.96%	13.09%
Bank:
Leverage capital	8.03%	7.42%	7.78%
Risk-based capital:
Tier 1	11.61%	11.30%	11.34%
Total	13.16%	12.83%	13.01%
Other:
Tangible equity to tangible managed assets	5.87%	5.98%	5.40%
Tangible equity to managed receivables(5)	8.13%	7.69%	7.17%

(3)	Current period capital ratios are preliminary
(4)	Includes Trust Preferred of $200 million classified as long term debt.
(5)	Managed receivables is calculated by adding on-balance sheet loans to off-balance sheet managed receivables.